UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2022

DYNATRACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39010	47-2386428
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Trapelo Road, Suite 116		02451
Waltham	MA
(Address of principal executive offices)		(Zip Code)
(781) 530-1000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	DT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2022, Dynatrace LLC (the “Borrower”) and Dynatrace Intermediate LLC (“Holdings”), each a Delaware limited liability company and wholly-owned subsidiary of Dynatrace, Inc. (the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with BMO Harris Bank N.A., as administrative agent, and certain other lenders party thereto, for a senior secured revolving credit facility (the “Credit Facility”) in which the lenders agreed to extend revolving credit commitments in the aggregate amount of up to $400,000,000. The Credit Facility replaces the Borrower’s First Lien Credit Agreement, dated as of August 23, 2018, with Jefferies Finance LLC, as administrative agent, and the other lenders party thereto, which included a term loan facility with a maturity date of August 23, 2025, and a senior secured revolving credit facility (collectively, the “First Lien Credit Agreement”) that had a maturity date of August 23, 2023.

Borrowings under the Credit Facility are available in U.S. dollars, Euros, Pounds Sterling and Canadian Dollars (with a sublimit of $100.0 million for non-U.S. dollar-denominated borrowings) and will accrue interest at (i) the Term Secured Overnight Financing Rate (“SOFR”) plus a credit spread adjustment equal to 0.10%, (ii) the Adjusted Euro Interbank Offer Rate, (iii) the Canadian Dollar Offered Rate, (iv) the base rate or (v) the Sterling Overnight Index Average, in each case plus an applicable margin. The base rate is the highest of (i) BMO Harris Bank, N.A.’s prime rate in effect on such day, (ii) the Federal Funds Rate plus 0.50%, (iii) one-month Term SOFR plus 1.00% and (iv) 1.00%. The applicable margin for borrowings is a percentage per annum based on a pricing level determined by the Borrower’s then-current total net leverage ratio, with ranges of (a) 0.00% for base rate loans or 1.00% for all other benchmark rates if the total net leverage ratio is less than 1.0 to 1.0, (b) 0.25% for base rate loans or 1.25% for all other benchmark rates if the total net leverage ratio is less than 2.0 to 1.0 but greater than or equal to 1.0 to 1.0, (c) 0.50% for base rate loans or 1.50% for all other benchmark rates if the total net leverage ratio is less than 3.0 to 1.0 but greater than or equal to 2.0 to 1.0 or (d) 0.75% for base rate loans or 1.75% for all other benchmark rates if the total net leverage ratio is greater than or equal to 3.0 to 1.0. The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Facility will mature on December 2, 2027, subject to two 1-year extensions with the consent of all applicable lenders.

The Credit Agreement also contains a financial covenant requiring the Borrower and its restricted subsidiaries to maintain a total net leverage ratio of 4.00 to 1.00 as of the end of any fiscal quarter with a temporary increase in such total net leverage ratio to 4.50 to 1.00 upon the consummation of certain qualified acquisitions for which the aggregate consideration is at least $150.0 million.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the full text of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Credit Agreement, the Company repaid the remaining outstanding principal balance of its term loan under the First Lien Credit Agreement. The repayment was funded with a portion of its cash balance, which stood at $563 million as of September 30, 2022. The Company also terminated the senior secured revolving credit facility. The Company has no other funded debt obligations outstanding at this time.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosures.

On December 5, 2022, the Company issued a press release announcing the entry into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated herein by reference.

The information set forth in this Item 7.01 and in the press release attached hereto as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement dated December 2, 2022 by and among Dynatrace LLC, Dynatrace Intermediate LLC, BMO Harris Bank N.A. and certain lenders party thereto
99.1	Press Release issued by Dynatrace, Inc. dated December 5, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2022	Dynatrace, Inc.

	By:	/s/ James Benson
James Benson
Chief Financial Officer
(Principal Financial Officer)